AVIAT NETWORKS
200 Parker Drive, Suite C-100A
Austin, Texas
78728
Phone: +512 265 3680
Fax: +512 827 0350
WWW.AVIATNETWORKS.COM
Mr. David M. Gray
1172 Thornwell Drive
Brookhaven, GA 30319

September 21, 2021
Dear David,

1.    Offer and Position
We are very pleased to extend an offer of employment to you for the position of Senior Vice President and Chief Financial Officer of Aviat Networks a corporation (the "Company"). You will report directly to Peter A. Smith, Chief Executive Officer. This offer of employment is conditioned on your satisfactory completion of certain requirements, as more fully explained in this letter. Your employment is subject to the terms and conditions set forth in this letter. This agreement will become effective on the Start Date as defined herein.
2.    Start Date
Subject to satisfaction of all of the conditions described in this letter, your anticipated start date is October 18, 2021 ("Start Date").
3.    Compensation
3.1    Base Salary
In consideration of your services, you will be paid an initial base salary of $340,000 per year payable bi-weekly in accordance with the standard payroll practices of the Company and subject to all withholdings and deductions as required by law.
3.2 Signing Bonus
You will be paid a one-time signing bonus in the amount of $100,000 in January 2022. If your employment is terminated by the Company for Cause (as defined herein) or if you terminate your employment voluntarily prior to twelve-months after your start date, you agree to repay a pro-rated amount of the signing bonus within 30 days following your termination date.
3.3 Annual Incentive Plan
During your employment, you will be eligible to participate in the Company's annual incentive plan on the same terms and conditions as other similarly situated executives. Your target bonus opportunity will be 50% of base salary, with a maximum payout opportunity of 200% of target. Actual payments will be determined based on a combination of Company results and individual performance against the applicable performance goals established by the Chief Executive Officer. For fiscal year 2022 you will receive a pro-rated annual bonus based on the number of days you are employed during the year.
You must remain continuously employed through the bonus payment date to be eligible to receive an annual bonus payment for a particular fiscal year.
3.4 Equity Grants
Following your Start Date, the Company will recommend to the Compensation Committee that it grant you, a one-time equity award in the form of Restricted Stock Units valued at $200,000. The award will be subject to the terms and conditions of the 2018 Long Term Incentive Plan award agreement and will vest one-third each year over a three-year period.
For each fiscal year of employment, you will be eligible to receive an annual equity award determined by the Board in its discretion with an aggregate value on the grant date equal to 50% of your base salary. The award will be subject to the terms and conditions of the 2018 Long Term Incentive Plan award agreement and will vest as follows:
•Stock Options vest on an annual basis ratably over three years
•Restricted Stock Units vest on an annual basis ratably over three years
•Performance Stock Units vest on a three-year cliff
4.    Benefits
You will be eligible to participate in the employee benefit plans and programs generally available to the Company's employees, including group medical, dental, or other group insurance plans, as well as under the Company’s business expense reimbursement, Flexible Paid Time Off (PTO) and other benefit plans and policies, subject to the terms and conditions of such plans and programs. The Company reserves the right to amend, modify or terminate any of its benefit plans or programs at any time and for any reason.
5.    Withholding
All forms of compensation paid to you as an employee of the Company shall be less all applicable withholdings.

6.    At-will Employment
Your employment with the Company will be for no specific period of time. Rather, your employment will be at-will, meaning that you or the Company may terminate the employment relationship at any time, with or without cause, and with or without notice and for any reason or no particular reason. Although your compensation and benefits may change from time to time, the at-will nature of your employment may only be changed by an express written agreement signed by an authorized officer of the Company.
7.    Severance/Change in Control Severance
If your employment with the Company is involuntarily terminated for reasons other than Cause, subject to your execution, and non-revocation, of a release of claims in a form provided by the Company, you will be eligible to receive severance in accordance with the following:
7.1    Absent a Change in Control (as defined herein) for reasons other than Cause: Your basis for cash calculation will be your base salary. Cash Severance will be equal to your annual base salary. Your Annual Incentive Plan payment will be pro-rated based on your termination date. Time-based equity will accelerate up to 12 months and your unvested Performance Stock Units will be forfeited. Your benefits continuation (COBRA) will be covered for up twelve months following the month of your termination.
7.2    Following a Change in Control: Your basis for cash severance calculation will be your base salary. Cash Severance will be equal to your annual base salary. Your Annual Incentive Plan payment will be pro-rated based on your termination date. Your equity will be fully accelerated, and performance-based shares will be based on target following the change in control and termination of employment within eighteen months following the change in control.
7.3    For purposes of this Agreement, "Change in Control" shall mean the occurrence of any of the following after the Start Date:
7.3.1    any merger, consolidation, share exchange or acquisition substantially all of the assets of the Company; or
7.3.2    any person or group of persons directly or indirectly acquires beneficial ownership (determined pursuant to Securities and Exchange Commission Rule 13d-3 promulgated under the Exchange Act) other than through a merger, consolidation, share exchange, or Acquisition, of securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities other than (A) an employee benefit plan of the Company or any of its affiliates, (B) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates or (C) an underwriting temporarily holding securities pursuant to an offering of such securities; or
7.3.3    a majority of the Board determines that a Change in Control has occurred; or
7.3.4    the complete liquidation or dissolution of the Company; or
7.3.5    a majority of the members of the Board are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the Board before the date of appointment or election.
7.3.6    Notwithstanding the foregoing, a Change in Control shall not occur unless such transaction constitutes a change in the ownership of the Company, a change in effective control of the Company, or a change in the ownership of a substantial portion of the Company's assets under Section 409A.
7.4    For purposes of this Agreement, "Cause" shall mean:
7.4.1    willful failure to perform duties (other than any such failure resulting from incapacity due to physical or mental illness);
7.4.2    willful engagement in dishonesty, illegal conduct, or misconduct, which is injurious to the Company or its affiliates;
7.4.3    violation of the Company's written policies or codes of conduct, including written policies related to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct;
7.4.4    breach of any material obligation under this Agreement or any other written agreement between you and the Company.

8.    Section 409A
This offer letter is intended to comply with Section 409A of the Internal Revenue Code ("Section 409A") or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this offer letter, payments provided under this offer letter may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this offer letter that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this offer letter shall be treated as a separate payment. Any payments to be made under this offer letter upon a termination of employment shall only be made upon a "separation from service" under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this offer letter comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with Section 409A.
Notwithstanding any other provision of this offer letter, if any payment or benefit provided to you in connection with termination of employment is determined to constitute "nonqualified deferred compensation" within the meaning of Section 409A and you are determined to be a "specified employee" as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of your termination date (the "Specified Employee Payment Date") or, if earlier, on the date of your death. The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date and interest on such amounts calculated based on the applicable federal rate published by the Internal Revenue Service for the month in which your separation from service occurs shall be paid to you in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

9.     Clawback
Any amounts payable hereunder are subject to any policy (whether currently in existence or later adopted) established by the Company providing for clawback or recovery of amounts that were paid to you. The Company will make any determination for clawback or recovery in its sole discretion and in accordance with any applicable law or regulation.
10.     Governing Law
This offer letter shall be governed by the laws of Texas, without regard to conflict of law principles.
11.     Contingent Offer
This offer is contingent upon:
a.    Verification of your right to work in the United States, as demonstrated by your completion of an I-9 form upon hire and your submission of acceptable documentation (as noted on the I-9 form) verifying your identity and work authorization within three days of your Start Date. For your convenience, a copy of the I-9 Form's List of Acceptable Documents is enclosed for your review.
b.    Satisfactory completion of reference checks. Satisfactory completion of a background investigation, for which the required notice and consent forms are attached to this letter.
This offer will be withdrawn if any of the above conditions are not satisfied.
12.    Representations
By accepting this offer, you represent that you are able to accept this job and carry out the work that it would involve without breaching any legal restrictions on your activities, such as non-competition, non-solicitation or other work-related restrictions imposed by a current or former employer. You also represent that you will inform the Company about any such restrictions and provide the Company with as much information about them as possible, including any agreements between you and your current or former employer describing such restrictions on your activities. You further confirm that you will not remove or take any documents or proprietary data or materials of any kind, electronic or otherwise, with you from your current or former employer to the Company without written authorization from your current or former employer, nor will you use or disclose any such confidential information during the course and scope of your employment with the Company. If you have any questions about the ownership of particular documents or other information, you should discuss such questions with your former employer before removing or copying the documents or information.
We are excited at the prospect of you joining our team. If you have any questions about the above details, please call me immediately. If you wish to accept this position, please sign below and return this letter to Spencer Stoakley, Vice President Human Resources within five days. This offer is open for you to accept until September, 28, 2021 at which time it will be deemed to be withdrawn.
I look forward to hearing from you.
Yours sincerely,

Peter A. Smith
On behalf of Aviat Networks
Date: September 21, 2021

Acceptance of Offer
I have read and understood and I accept all the terms of the offer of employment as set forth in the foregoing letter. I have not relied on any agreements or representations, express or implied, that are not set forth expressly in the foregoing letter, and this letter supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to the subject matter of this letter.
David M. Gray
Signed ./s/ David M. Gray......................
Date .9/22/2021......................................